To Whom It May Concern:

I, Timothy M. Manganello, hereby appoint James J. Seifert, Gene C. Wulf and Stanley A. Jaffy, each and individually, my true and lawful attorney-in-fact, for and in my name, place and stead, with full power of substitution, to sign on my behalf any and all Forms 3, 4 and 5 for the submission of such forms to the Securities and Exchange Commission, and to take any and all actions necessary or advisable to file such Forms with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned has caused these presents to be executed on the 2nd day of August 2004.


/s/ Timothy M. Manganello
Timothy M. Manganello




Signed or attested before me on the 2nd day of August 2004 by Timothy M. Manganello.


/s/ Kelly A. Lai
Notary Public

Kelly A. Lai, Notary Public
State of Michigan, Wayne County
My Commission Expires May 22, 2007